Exhibit 10.16

EMPLOYMENT CONTRACT

_____________

By and between

APTAR MEZZOVICO SA (the “Company”)
Registered Office: Via Cantonale 55, 6805 Mezzovico, Switzerland.
Company registration number: 514.3.004.911-8
Represented by Mr. Thomas Klofac, acting as Chairman of the Board of Directors

and

Mr. Marc prieur (the “Employee”)
Address: [Insert Address]

The parties hereto agree as follows:

Whereas:
The Aptargroup group (hereafter “Aptar Group”) is a leading global provider of a broad range of innovative packaging, dispensing and sealing solutions, primarily for the beauty, personal care, home care, prescription drug, consumer health care, injectables, food, and beverage markets.
The development of the Aptar Group is global.
Some transverse and central functions might be located in Europe to provide strategic services and general management assistance to the affiliates of the Aptar Group, together with Aptargroup, Inc., the Company’s ultimate shareholder, located in Crystal Lake, USA.
In this context, Mr. Marc Prieur has been employed by Aptar Mezzovico SA by employment contract of July 9th 2018 in the function as President of Aptar's Food + Beverage Segment.
The Company offered to Mr Marc Prieur a new position as President of Aptar's Beauty + Home Segment, which the Employee intends to accept.
For this purpose, the parties wish to conclude a new employment contract with the terms and conditions set out in this agreement (the “Employment Contract”).

Article 1 - Functions

As of December 1st, 2019, Mr. Marc Prieur holds the position of “President, Aptar Beauty + Home” and his duties shall essentially be to direct all global activities of the Beauty + Home segment and ensure its growth.
At operational level, Mr. Marc Prieur shall report directly to the Group President and Chief Executive Officer.
Mr. Marc Prieur shall be a member of the Group Executive Committee (“ExCom”).
The duties of Mr. Marc Prieur may, by their nature, evolve according to the organization and the activities of Aptar Group in general.

Article 2 - Effective Date, Term of Contract – Period of Notice - Seniority

This Employment Contract is effective as of December 1st, 2019 and shall remain in full force and effect for an unlimited period. There is no probation period.

This Employment Contract cancels and replaces all prior employment agreements entered by Mr. Marc Prieur with Aptar Mezzovico SA and with other legal entities held directly or indirectly by AptarGroup, Inc., including the employment contract dated July 9th 2018, which terminates on 30 November 2019. The Employee acknowledges and accepts that he has no rights and entitlements against the Company or any Aptar Group company other than those set out in this Employment Contract.
Each party has the right to terminate this Employment Contract by giving advance written notice of 6 (six) months, such termination being effective at the end of the sixth calendar month following such notification. The Employment Contract may be terminated with immediate effect for good reason pursuant to Art. 337 Swiss Code of Obligations.
In any case, this Employment Contract shall expire at the end of the month in which Mr. Marc Prieur reaches the ordinary retirement age, according to the then applicable Swiss law, without any need for further motivation, in particular without any need for prior notification.
Mr. Marc Prieur was first hired by an Aptar Group legal entity on June 1st, 1998 and such seniority within Aptar Group shall be taken into account to determine the length of service with the Company, as far as rights and obligations are concerned.

Article 3 - Compensation

Mr. Marc Prieur will receive a base gross annual salary equal to CHF 532,000 (five hundred thirty two thousand Swiss Francs), settled in 13 (thirteen) equal monthly payments, paid at the end of each month, after deduction of the social contributions, insurance premiums and any further withholding taxes in accordance with any applicable law.
In addition to the above, Mr. Marc Prieur is entitled to:
•An annual Short-Term Incentive (“STI”), according to STI Compensation Plan of Aptar Group: the target of such will be 75% (seventy-five percent) of gross annual base salary. The STI can vary from 0% (zero percent) to 200% (two hundred percent) of the above target. The STI Compensation Plan may be subject to subsequent amendments. The STI, if any, will be paid, if accrued, after deduction of the social contributions, insurance premiums and any further withholding taxes, in accordance with the applicable laws and, usually, with March’s pays slip of the following calendar year of reference.
–For the period between December 1st and December 31st, 2019, the STI with 75% target will be paid prorata temporis in accordance with the achievements of the Food + Beverage Segment for the year 2019.
–From January 1st 2020, the achievements of the Beauty + Home Segment will be relevant.
•A housing allowance, equal to a monthly net amount of
–CHF 937.50 (nine hundred thirty-seven Swiss Francs and fifty cents) from June 1st, 2019 until May 31st, 2020.
The housing allowance will be subject to social and tax contributions in accordance with applicable laws. It will expire on June 1st, 2020.
•An insurance policy covering pure risk in case of death for accident or illness with a coverage amount of CHF 500,000 (five hundred thousand Swiss Francs).

Aptar Mezzovico Sa | Via Cantonale 55 | 6805 Mezzovico | Switzerland | Tel. +41 91 935 90 90 | Fax +41 91 935 90 82 |

•A Previnter insurance, contributed by the Company but deducted from the monthly net salary, up to CHF 911 (nine hundred eleven Swiss Francs) at the date hereof, such amount being reviewed on a yearly basis.
Mr Marc Prieur will be eligible to participate in Long-Term Incentives ("LTI") according to the Aptargroup, Inc. 2018 Equity Incentive Plan.

Article 4 - Company car and other equipment

Mr. Marc Prieur will be provided with a company car according to the Aptar car policy in Switzerland. Such company car can also be used for private purposes, which is considered as a benefit in kind and subject to social and tax contributions.
Mr. Marc Prieur will also be provided with mobile devices, the use of which is governed by the “Aptar Mobility Policy for Europe”.
Mr. Marc Prieur will lose entitlement to the company car, the mobile devices and any further equipment in case of termination of this Employment Contract; he will therefore be required to return such equipment to the Company at the latest within the notice period.

Article 5 - Place of Work

Mr. Marc Prieur’s main place of work will remain Aptar Mezzovico’s registered office.
Depending on the needs of the position he holds, Mr. Marc Prieur may undertake business trips and temporary missions abroad; such business trips shall not bring about any change of place of residence and will be subject to reimbursement of necessary professional expenses on presentation of the corresponding receipts.
Moreover, for reasons relating to the organization and the smooth functioning of Aptar Mezzovico or of Aptar Group, Mr. Marc Prieur’s main place of work could be modified. Such transfer shall comply, as the case may be, with Aptar Group’s relocating policy.

Article 6 - Working Hours and Vacation

Mr. Marc Prieur is hired full-time. Given the level of initiative that is required by the position that Mr. Marc Prieur holds, the latter undertakes to carry out his function fully and diligently and should devote all the time that is necessary in this respect.
Ordinary working time and overtime are included in the gross annual base salary mentioned above.
Mr. Marc Prieur is entitled, for each calendar year, to 28 (twenty-eight) days of paid vacation. These vacation days will be taken considering Aptar Group’s and the Company’s needs and in accordance with the Internal Regulations. Vacation days must be used during the calendar year in which they were accrued.

Aptar Mezzovico Sa | Via Cantonale 55 | 6805 Mezzovico | Switzerland | Tel. +41 91 935 90 90 | Fax +41 91 935 90 82 |

Article 7 - Terms and Conditions

a.7.1. Confidentiality
Mr. Marc Prieur shall strictly and absolutely refrain from disclosing any information or confidential material he might obtain in the course of his function, regardless of their nature or origin. This obligation shall survive and continue in full force and effect despite termination and regardless of the reason of its termination. Breach of this clause shall be considered as a case of dismissal for cause according to Art. 337 CO of the Swiss “Code des Obligations”.

b.7.2. Internal Policies and Regulations
Mr. Marc Prieur is also bound by the various Aptar Group policies that affect the category of executives he belongs to. By signing this Employment Contract, Mr. Marc Prieur confirms that he has received and accepted the following internal regulations,
•Group Policies and Regulations:
–Compliance Manual, including the Conflict of Interest Policy and the Insider Trading Policy,
–Mobility Policy for Europe
–Travel Policy
–Social Media Policy
–G15 Policy for Corporate Approval and Notification
–Internal Data Protection
•Company’s Policies and Regulations:
–Internal Regulation
–Expense Regulation
–Pension Regulation
–Company Car Policy
Where the terms of this Employment Contract do not coincide with the above internal policies and regulations, the terms of this Employment Contract shall prevail.

c.7.3. Prohibition form working for third parties
Mr. Marc Prieur undertakes to not perform any other type of work during the employment relationship, in any form whatsoever, even if not in competition with the Company or Aptar Group, without prior written consent of both the Company and Aptar Group.

d.7.4. Notification of Personal Data
Mr. Marc Prieur shall inform the Company without delay of any change that might occur in respect of his civil status, family situation, address, or any other change, which would be relevant for the purpose of the performance of this Employment Contract or according to Swiss social insurance applicable law.
The Company undertakes to use such personal information only for the purpose of good administration and compliance with the relevant legal requirements.
Mr. Marc Prieur hereby gives his consent to the processing of his personal data for a specific and legitimate purpose.

Article 8 - Non Competition

i.Because of the Company’s and Aptar Group’s needs to protect all techniques, methods, processes, know-how and other information that may be conveyed to Mr. Marc Prieur and that contribute to the

Aptar Mezzovico Sa | Via Cantonale 55 | 6805 Mezzovico | Switzerland | Tel. +41 91 935 90 90 | Fax +41 91 935 90 82 |

efficiency of its business, Mr. Marc Prieur, given the nature of his responsibilities, shall refrain from:
•Working, either directly or indirectly, in any form whatsoever or through any intermediary, for the benefit of private individuals or corporate entities or any other organization having a Competing or Similar Activity;
•Acquiring an interest, whether directly, indirectly or through any intermediary, in any form whatsoever (e.g. creating a business, acquiring a stake) in any private individual or corporate entity or any other organization having a Competing or Similar Activity.
“Competing or Similar Activity” shall be understood as anything with a direct or indirect relation to the activity of Aptar Group, i.e. developing, manufacturing and selling innovative packaging, dispensing and sealing solutions for the packaging of consumer products, which Mr Marc Prieur gained insight of during the 24 months prior to the last day of his employment, including any insights into the Food + Beverage Segment.

ii.This non-competition obligation shall apply worldwide. The geographic scope of this clause shall apply both to the location of the domicile or registered office of the above-mentioned private individual or corporate entity having a Competing or Similar Activity and to the pursuit of the Competing or Similar Activity as such.

iii.The present clause shall apply for a period of 2 (two) years commencing on the date of the effective termination of this Employment Contract, whether or not Mr. Marc Prieur works for the duration of his period of notice.

iv.In consideration for this non-competition obligation, Mr. Marc Prieur shall receive for the duration of application of this clause following termination of this Employment Contract, except in case of dismissal for cause listed under Art. 337 CO, a fixed amount for special compensation equal to 50% (fifty percent) of the average monthly gross salary (including the STI) received by him during his last 12 (twelve) months’ presence in the Company. This compensation shall be paid as from the effective end of his activity for the duration of implementation of this Article 8, until the nearest of the two following dates: end of application of this Article 8 or Mr. Marc Prieur’s retirement according to Swiss social insurance law (“LAVS”).

v.In the event Mr. Marc Prieur does not comply with the present clause, the Company shall be released from its obligation to pay financial compensation. Furthermore, Mr. Marc Prieur shall automatically owe a lump sum corresponding to 1 (one) years’ salary based on the average monthly salary (including the STI) received by him during the last 12 (twelve) months’ presence in the Company. Such lump sum shall be paid to the Company for any infringement observed, without formal notice to end the competing activity being necessary. The payment of such lump sum does release the Employee from his obligation under this Article 8, and does not exclude any right that the Company reserves to sue Mr. Marc Prieur for compensation for the harm actually caused and to take out an injunction to ensure that he ends the Competing or Similar Activity.

vi.However, the Company reserves the option of releasing Mr. Marc Prieur from the non-competition obligation. In this case, the Company shall inform Mr. Marc Prieur accordingly in writing within 7 (seven) days from the notification of the termination of this Employment Contract. The Company shall then be released from its obligation to pay the financial compensation provided for in clause 8.4 above.

vii.The Company also reserves the option of releasing Mr. Marc Prieur from the non-competition obligation at the end a one (1) year period commencing on the date of the effective termination of this Employment Contract; in such case, Mr. Marc Prieur will be informed by registered letter return receipt requested, within 90 (ninety) days prior to the end of this one year period. The Company shall then be released from its obligation to pay the financial compensation provided for in clause 8.4 above.

Aptar Mezzovico Sa | Via Cantonale 55 | 6805 Mezzovico | Switzerland | Tel. +41 91 935 90 90 | Fax +41 91 935 90 82 |

viii.The provisions of this Article 8 shall not be exclusive of any other non-competition clause provided for in any other document executed by Mr. Marc Prieur with any company within Aptar Group, notably, but not limited to, Aptargroup, Inc. Stock Option Agreements for Employees or Restricted Stock Units Awards.

Article 9 - Non Solicitation of Employees

Mr. Marc Prieur hereby commits not to, without the Company’s or Aptar Group’s prior written consent solicit or having anybody solicit, whether directly or indirectly, in the framework of an activity outside the Company or Aptar Group, the services of employees, whether full-time or part-time or under discussions, of the Company or any other affiliate of Aptar Group.

Article 10 - Intellectual Property

During the term of this Employment Contract, and for a 1 (one) year period after the termination of this Employment Contract notwithstanding the cause of its termination, Mr. Marc Prieur hereby agrees and acknowledges, without reservation or exception, and without any additional compensation other than what is provided for in this Employment Contract:
•To inform the Company of all inventions, improvements, plans, etc. carried out by himself in the field of activity of Aptar Group, including inventions and designs according to Art. 332 paragraph 2 CO;
•To vest in the Company or in any company within Aptar Group requesting it in writing and within 6 (six) months from the information, the exclusive ownership in Switzerland or abroad of such inventions, improvements, plans, etc. insofar as the Company does not already own them, according to Art. 332 paragraph 1 CO;
•To fill in for that purpose all formalities and procedures necessary to allow the Company to be the legitimate owner of the abovementioned inventions, improvements, plans etc…
Furthermore Mr. Marc Prieur shall waive to the Company or to any company within Aptar Group requesting it, all title and rights, he may have in Switzerland or abroad, to an invention made with a third party and within the scope materials, machines or products manufactured and sold by Aptar Group.
In return for such transfer and waiver of ownership, the Company shall, any time it deems it fair and possible, have the name of Mr. Marc Prieur figure as inventor in the summary of the patent that will be filed by the said company to protect Mr. Marc Prieur invention. Both parties will also discuss, in all fairness, the compensation, the amount and the form of which will be, in any case, appraised by the said company.

Article 11 - Miscellaneous

i.The cancellation of any one of the provisions of this Employment Contract shall not terminate the Employment Contract as long as the litigious clause is not considered by both parties as essential and determining to the agreement herein, and the cancellation does not challenge the general balance of the Employment Contract. In the event of cancellation of any of the provisions herein, the parties shall, in any case, endeavor to negotiate in good faith the drawing up of an economically equivalent clause.

ii.The failure of either party at any time to enforce or request for enforcement of any provision of this Employment Contract shall not be construed as a waiver of such provision.

Aptar Mezzovico Sa | Via Cantonale 55 | 6805 Mezzovico | Switzerland | Tel. +41 91 935 90 90 | Fax +41 91 935 90 82 |

iii.Any waiver by a party of any of its rights, or any change of any provision of this Employment Contract, shall not come into force except in writing, and if duly signed by both parties.

iv.The employment relationship between the parties are governed exclusively by and construed in accordance with the laws of Switzerland.

v.In case of controversy, the Court of residence of the defendant or of the place where the Employee usually exercises his professional activity is competent to rule on disputes arising from this Employment Contract.

vi.For all matters not provided by this Employment Contract, reference is made to the Swiss laws (Code of Obligations, Federal Labor Law, and other applicable federal and cantonal ordinances), the then current regulations and policies applicable to the Company and Aptar Group and their subsequent amendments.

vii.Any amendment to this Employment Contract shall be made in writing.

viii.This Employment Contract is drawn up in two original copies, one for each party.

Executed in Mezzovico, on December 4, 2019

On behalf of
Aptar Mezzovico SA

/s/ KATIA IMMER		/s/ RAFFAELE BERNASCONI
Katie Immer		Raffaele Bernasconi
Head of Human Resources		Member of the Board of Directors

(« Read and Approved »)

/s/ MARC PRIEUR
Mr. Marc Prieur

Aptar Mezzovico Sa | Via Cantonale 55 | 6805 Mezzovico | Switzerland | Tel. +41 91 935 90 90 | Fax +41 91 935 90 82 |

Marc Prieur
[Insert Address]

Strictly confidential and personal

Mezzovico, December 20th 2019

Dear Marc,

Further to your appointment as President of the Beauty + Home Segment and to the Executive Committee of the Aptargroup, we are pleased to provide additional guarantees to these promotions in compensation of the loss of your job, including in the event of a change in control, which have been aligned with the standard for Executive Committee members currently in effect in the U.S.

The following terms and conditions are in addition, and not in replacement or modification to the terms and conditions governing the termination of employment under the employment contract with Aptar Mezzovico SA or any other employing Aptar group entity at the time ("Employer"). Therefore, the Change in Control Compensation (as defined below) and Severance Compensation (as defined below), as applicable, are in addition to the base salary and any prorated bonus as well as the post-termination non-compete allowance and any other contractual fringe benefits, if any, defined in the Employment Contract.

A.Change in Control Compensation

The definition of "Change in Control" is set out below in the appendices to this letter.

In the event that, within two years following a Change in Control, you were to be dismissed involuntarily by the Employer for any reason whatsoever, except for serious or gross negligence or dismissal for long-term sickness or disability, the Company will pay you a compensation (called "Change in Control Compensation") intended to compensate you for the consequences and any damages resulting from this termination, including the indemnities which you may be entitled to, if any, as a result of the termination under local applicable laws.

In line with the U.S. standard of paying a total of 2.5 years of annual compensation, the gross amount of the Change in Control Compensation payable to you shall be equal to:

–One year of the base gross salary you will have received during the 12 calendar months preceding the notification of your dismissal and the average annual gross bonus ("short term incentive") actually received during the three years prior to the dismissal.

Aptar Mezzovico Sa | Via Cantonale 55 | 6805 Mezzovico | Switzerland | Tel. +41 91 935 90 90 | Fax +41 91 935 90 82 |

B.Severance Compensation

In the event that you were to be dismissed involuntarily by the Employer for any reason whatsoever, except for serious or gross negligence or dismissal for long-term sickness or disability, and except in the event of a Change in Control, the Company will pay you severance (called "Severance Compensation") intended to compensate you for the consequences and any damages resulting from this termination, including the indemnities which you may be entitled to, if any, as a result of the termination under local applicable laws.

In line with the U.S. standard of paying a total of 2 years of annual compensation, the gross amount of the Severance Compensation payable to you shall be equal to:

–Six months of the base gross salary as in effect at the time of the notification of your dismissal and the prorated average annual gross bonus ("short term incentive") actually received during the three years prior to the dismissal.

C.Further terms and conditions

The portion of the Change in Control Compensation or Severance Compensation, as applicable, exceeding any statutory or contractual severance payments that would be due to you on the occasion of your dismissal under your Employment Contract or applicable local law, is conditional on you signing a termination agreement within three months after the notice of dismissal, (i) renewing the non-compete obligation as set out in the Employment Contract, and (ii) confirming your waiver of any claims against the Employer, the Company and all entities of the Aptargroup concerning the conclusion, the terms and conditions, performance and termination of your Employment Contract and employment relationship.

This letter is construed under and governed by Swiss law.

With warm regards.

On behalf of
Aptar Mezzovico SA

/s/ KATIA IMMER		/s/ RAFFAELE BERNASCONI
Katie Immer		Raffaele Bernasconi
Head of Human Resources		Member of the Board of Directors

(« Read and Approved »)

/s/ MARC PRIEUR
Mr. Marc Prieur

Aptar Mezzovico Sa | Via Cantonale 55 | 6805 Mezzovico | Switzerland | Tel. +41 91 935 90 90 | Fax +41 91 935 90 82 |

Annex: Definitions: Change in Control

Change in Control	For purposes of this side letter, “Change in Control” shall mean:
	1.	the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50% of either (i) the then outstanding shares of common stock of Aptargroup, Inc. (the “Outstanding Aptar Common Stock”) or (ii) the combined voting power of the then outstanding securities of Aptargroup, Inc. entitled to vote generally in the election of directors (the “Outstanding Aptar Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from Aptargroup, Inc. (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from Aptargroup, Inc.), (B) any acquisition by Aptargroup, Inc., (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Aptargroup, Inc. or any corporation controlled by Aptargroup, Inc. or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving Aptargroup, Inc., if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of Article 7.8.3 shall be satisfied; and provided further that, for purposes of clause (B), if any Person (other than Aptargroup, Inc. or any employee benefit plan (or related trust) sponsored or maintained by Aptargroup, Inc. or any corporation controlled by Aptargroup, Inc.) shall become the beneficial owner of more than 50% of the Outstanding Aptar Common Stock or more than 50% of the Outstanding Aptar Voting Securities by reason of an acquisition by Aptargroup, Inc. and such Person shall, after such acquisition by Aptargroup, Inc., become the beneficial owner of any additional shares of the Outstanding Aptar Common Stock or any additional Outstanding Aptar Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;
	2.	individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of Aptargroup, Inc. subsequent to the date hereof whose election, or nomination for election by Aptargroup, Inc.’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of Aptargroup, Inc. as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;

Aptar Mezzovico Sa | Via Cantonale 55 | 6805 Mezzovico | Switzerland | Tel. +41 91 935 90 90 | Fax +41 91 935 90 82 |

3.	consummation of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation, (i) 50% or more of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and 50% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Aptar Common Stock and the Outstanding Aptar Voting Securities immediately prior to such reorganization, merger or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Aptar Common Stock and the Outstanding Aptar Voting Securities, as the case may be, (ii) no Person (other than Aptargroup, Inc., any employee benefit plan (or related trust) sponsored or maintained by Aptargroup, Inc. or the corporation resulting from such reorganization, merger or consolidation (or any corporation controlled by Aptargroup, Inc.) and any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, more than 50% of the Outstanding Aptar Common Stock or the Outstanding Aptar Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock of such corporation or more than 50% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or
4.	consummation of (i) a plan of complete liquidation or dissolution of Aptargroup, Inc. or (ii) the sale or other disposition of all or substantially all of the assets of Aptargroup, Inc. other than to a corporation with respect to which, immediately after such sale or other disposition, (A) 50% or more of the then outstanding shares of common stock thereof and 50% or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Aptar Common Stock and the Outstanding Aptar Voting Securities immediately prior to such sale or other disposition and in substantially the same proportions relative to each other as their ownership, immediately prior to such sale or other disposition, of the Outstanding Aptar Common Stock and the Outstanding Aptar Voting Securities, as the case may be, (B) no Person (other than Aptargroup, Inc., any employee benefit plan (or related trust) sponsored or maintained by Aptargroup, Inc. or such corporation (or any corporation controlled by Aptargroup, Inc.) and any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, more than 50% of the Outstanding Aptar Common Stock or the Outstanding Aptar Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock thereof or more than 50% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition.

Aptar Mezzovico Sa | Via Cantonale 55 | 6805 Mezzovico | Switzerland | Tel. +41 91 935 90 90 | Fax +41 91 935 90 82 |